CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES OF THE

SERIES B CONVERTIBLE PREFERRED STOCK

OF ACQUIRED SALES CORP.

The undersigned, the Chief Executive Officer of Acquired Sales Corp., a Nevada corporation (the “Company”), in accordance with the provisions of the Nevada Revised Statutes, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, and by the Board of Directors on the chief executive officer, the following resolution creating a series of Series B Convertible Preferred Stock, was adopted at a duly called meeting of the Board of Directors held on June 20, 2019:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation of the Company (the “Articles of Incorporation”), there hereby is created out of the shares of Preferred Stock, par value $0.001 per share, of the Company authorized in Article IV of the Articles of Incorporation (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series B Convertible Preferred Stock,” consisting of five-million (5,000,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1.Designation and Rank.  The designation of such series of the Preferred Stock shall be the Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”).  The maximum number of shares of Series B Preferred Stock shall be five-million (5,000,000) shares.  The Series B Preferred Stock shall rank senior to the common stock, par value $0.001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series B Preferred Stock (“Junior Stock”).  The Series B Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2.Dividends.

(a)Payment of Dividends.  Subject to Section 5(c)(ii) hereof, the holders of record of shares of Series B Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors, dividends at the rate of three percent (3%) of the stated Liquidation Preference Amount (as defined in Section 4 hereof) per share per annum commencing on the date of issuance (the “Issuance Date”) of the Series B Preferred Stock (the “Dividend Payment”), and no more, payable annually at the option of the Company in cash. Dividends on the Series B Preferred Stock shall be cumulative, shall accrue and be payable annually.  Dividends on the Series B Preferred Stock are prior and in preference to any declaration or payment of any distribution (as defined below) on any outstanding shares of Junior Stock.  Such dividends shall accrue on each share of Series B Preferred Stock from day to day whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Series B Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a pro rata basis with all other equity securities of the Company ranking on a parity with the Series B Preferred Stock as to the payment of dividends before any distribution shall be paid on, or declared and set apart for Junior Stock.

(b)So long as any shares of Series B Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any distribution on any Junior Stock (other than dividends or distributions payable in additional shares of Junior Stock), unless at the time of such dividend or distribution the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series B Preferred Stock.

(c)In the event of a dissolution, liquidation or winding up of the Company pursuant to Section 4, all accrued and unpaid dividends on the Series B Preferred Stock shall be payable on the date of payment of the preferential amount to the holders of Series B Preferred Stock.

(d)Termination of Dividend.

(i)Dividends on the Series B Preferred Stock shall, automatically and without any action on the part of the Company thereof, cease to accrue upon the first date that the Closing Price (as defined below) of the Common Stock exceeds $7.00 for a period of twenty (20) consecutive trading days; provided, that, there has been an average of at least 25,000 shares traded for those 20 consecutive trading days.

(ii)The term “Closing Price” shall mean, for the Company’s common stock as of any date, the last trade price of the common stock on the OTC Markets for the common stock as reported by www.otcmarkets.com. If the Closing Price cannot be calculated for the Company’s common stock on such date on any of the foregoing bases, the Closing Price of the Company’s common stock on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of Series B Preferred Stock.

3.Voting Rights. The Series B Preferred Stock shall not have voting rights.

4.Liquidation Preference.

(a)In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to five dollars and fifty cents ($5.00) per share (the “Liquidation Preference Amount”) of the Series B Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock.  If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series B Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series B Preferred Stock, then all of said assets will be distributed among the holders of the Series B Preferred Stock and the other classes of stock on a parity with the Series B Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The liquidation payment with respect to each outstanding fractional share of Series B Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred Stock.  All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series B Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series B Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein.  After payment of the full Liquidation Preference Amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Series B Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b)A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4.  In the event of the merger or consolidation of the Company with or into another corporation, the Series B Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger inconsistent therewith shall result.

(c)Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5.Conversion.  The holder of Series B Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)Right to Convert.  Subject to Section 5(a)(ii) below, at any time on or after the Issuance Date, the holder of any such shares of Series B Preferred Stock may, at such holder’s option, subject to the limitations set forth in Section 7 herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series B Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series B Preferred Stock being converted divided by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert.  In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Preferred Stock.  In the event of such a liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series B Preferred Stock notice of such liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights and (ii) state the amount per share of Series B Preferred Stock that will be paid or distributed on such liquidation, dissolution or winding up, as the case may be.

(b)Mechanics of Voluntary Conversion.  The Voluntary Conversion of Series B Preferred Stock shall be conducted in the following manner:

(i)Holder’s Delivery Requirements.  To convert Series B Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by email or facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., Illinois time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date but in no event later than three (3) business days after such date the original certificates representing the shares of Series B Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(ii)Company’s Response.  Upon receipt by the Company of a email or facsimile copy of a Conversion Notice, the Company shall immediately send, via email or facsimile, a confirmation of receipt of such Conversion Notice to such holder.  Upon receipt by the Company of a copy of the fully executed Conversion Notice, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall as soon as practicable and in no event later than five (5) business days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a Common Stock Certificate representing the number of shares of Common Stock into which the Series B Preferred Shares were converted and a new Preferred Stock Certificate  representing the Series B Preferred Stock not converted, if any.

(iii)Dispute Resolution.  In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via email or facsimile as soon as possible, but in no event later than three (3) business days after receipt of such holder’s Conversion Notice.

(iv)Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(c)Mandatory Conversion.

(i)Unless the following provision is delayed or terminated by the Company in its sole discretion, each share of Series B Preferred Stock outstanding on the Mandatory Conversion Date shall, automatically and without any action on the part of the holder thereof, convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series B Preferred Stock outstanding on the Mandatory Conversion Date divided by (ii) the Conversion Price in effect on the Mandatory Conversion Date.

(ii)As used herein, “Mandatory Conversion Date” shall be the first date that the Closing Price (as defined in Section 2(d)(ii) above) of the Common Stock exceeds $9.00 for a period of twenty (20) consecutive trading days; provided, that, there has been an average of at least 50,000 shares traded for those 20 consecutive trading days. The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designation as the “Conversion Date.”

(iii)On the Mandatory Conversion Date, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its Transfer Agent; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock unless certificates evidencing such shares of Series B Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.  Upon the occurrence of the automatic conversion of the Series B Preferred Stock pursuant to this Section 5, the holders of the Series B Preferred Stock shall surrender the certificates representing the Series B Preferred Stock for which the Mandatory Conversion Date has occurred to the Company and the Company shall cause its Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 5(b)(ii)) to the holder within three (3) business days of the holder’s delivery of the applicable Preferred Stock Certificates.

(d)Conversion Price.  The term “Conversion Price” shall mean $5.00 per share, subject to adjustment under Section 5(e) hereof; provided, however that the Conversion Price may only be adjusted to an amount greater than $5.00 per share to the extent that it is adjusted pursuant to Section 5(e)(i).

(e)Adjustments of Conversion Price.

(i)Adjustments for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased.  If the

Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased.  Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii)Adjustments for Certain Dividends and Distributions.  If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)Adjustment for Other Dividends and Distributions.  If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series B Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series B Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series B Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iv)Adjustments for Reclassification, Exchange or Substitution.  If the Common Stock issuable upon conversion of the Series B Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)Adjustments for Reorganization, Merger, Consolidation or Sales of Assets.  If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation where the holders of outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary so that the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series B Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series B Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(f)No Impairment.  The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.  In the event a holder shall elect to convert any shares of Series B Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series B Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 100% of the Liquidation Preference Amount of the Series B Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(g)Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series B Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon written request of the holder of such affected Series B Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series B Preferred Stock.  Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h)Issue Taxes.  The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i)Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email or facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.  The Company will give written notice to each holder of Series B Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or sets a record date (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public.  The Company will also give written notice to each holder of Series B Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place; provided, however, no such notice shall be required to be provided to such holder prior to such information being made known to the public.

(j)Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the average of the Closing Prices of the Common Stock for the five (5) consecutive trading immediately preceding the Voluntary Conversion Date or any Mandatory Conversion Date, as applicable.

(k)Reservation of Common Stock.  The Company shall, so long as any shares of Series B Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than the number of shares of Common Stock for which the shares of Series B Preferred Stock are at any time convertible.  The initial number of shares of Common Stock reserved for conversions of the Series B Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series B Preferred Stock based on the number of shares of Series B Preferred Stock held by each holder of record at the time of issuance of the Series B Preferred Stock or increase in the number of reserved shares, as the case may be.  In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series B Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series B Preferred Stock shall be allocated to the remaining holders of Series B Preferred Stock, pro rata based on the number of shares of Series B Preferred Stock then held by such holder.

(l)Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of Series B Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6.No Preemptive Rights.  Except as provided in Section 5 hereof and in the Purchase Agreement, no holder of the Series B Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7.Redemption and Expiration of Voluntary Conversion. There shall be no “maturity date” and no redemption rights for the Series B Preferred Stock.

8.Vote to Change the Terms of or Issue Preferred Stock.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of three-fourths (3/4) of the then outstanding shares of Series B Preferred Stock, shall be required for any change to this Certificate of Designation or the Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B Preferred Stock.

9.Lost or Stolen Certificates.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series B Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series B Preferred Stock into Common Stock.

10.Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series B Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

11.Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.  This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series B Preferred Stock and shall not be construed against any person as the drafter hereof.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true effective as of the 26th day of July, 2019.

ACQUIRED SALES CORP.

/s/ Gerard M. Jacobs

By: _________________________________

Gerard M. Jacobs

Chief Executive Officer

EXHIBIT I

ACQUIRED SALES CORP.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series B Preferred Stock of Acquired Sales Corp. (the “Certificate of Designation”).  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of Acquired Sales Corp., a Nevada corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:	$5.00

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Email:

Authorization:

By:

Title:

Dated: